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                                                                     Exhibit 5.1

                         LeBoeuf, Lamb, Greene & MacRae
                                     L.L.P.
                                 Goodwin Square
                               225 Asylum Street
                              Hartford, CT  06103



                                    August 24, 1999


Board of Directors
Information Management Associates, Inc.
One Corporate Drive, Suite 414
Shelton, CT  06484

Gentlemen:

     We have acted as special counsel to Information Management Associates, Inc., a Connecticut corporation (the "Company"), in connection with the filing of a Registration Statement on Form S-8 (the "Registration Statement") with the Securities and Exchange Commission covering 1,300,000 shares of common stock, no par value, of the Company (the "Shares") which are issuable under the Information Management Associates, Inc. 1998 Employee and Consultant Stock Option Plan, and the Information Management Associates, Inc. 1999 Employee and Consultant Stock Option Plan (collectively, the "Plans").

     We have examined the originals, or photostatic or certified copies, of such records of the Company, certificates of officers of the Company and of public officials, and such other documents as we have deemed relevant and necessary as the basis of the opinion set forth below. In such examination we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as photostatic or certified copies and the authenticity of the originals of such copies.

     Based upon and subject to the foregoing and subject to the assumptions set forth below, we are of the opinion that the Shares will, when issued to the Plans' participants pursuant to the Plans and the agreements relating thereto, constitute validly issued common stock authorized under the Company's Certificate of Incorporation and will be fully paid and nonassessable.

     In rendering the opinions set forth in the foregoing paragraph hereof, we have assumed with your permission that (i) at the time of issuance, such Shares will be authorized under the Certificate of Incorporation of the Company, (ii) the issuance of such Shares was or, in the case of stock options to be granted after the date hereof, will be approved by the vote of the shareholders of the Company or by the board of directors of the Company under authority of the by-laws or of a vote of the shareholders, (iii) the exercise price of all stock options granted or to be granted under the Stock Option Plans is or will be equal to or greater than the par value of the common stock covered thereby, and
(iv) the cash, property, services, or expenses for which such Shares were authorized to be issued will have been on or before such issuance actually received, incurred, conveyed or rendered.

     We express no opinion as to the laws of any jurisdiction other than the Laws of the United States of America and the Connecticut Business Corporation Act.
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     We consent to the filing of this opinion with and as a part of the
Registration Statement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the Rules and Regulations of the Commission.

                                    Very truly yours,



                                    /s/ LeBoeuf, Lamb, Greene & MacRae L.L.P.